EXHIBIT (23.2)



                    CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 1994, except as to Note 17 which is as of February 3, 1994, which appears on page 16 of the 1993 Annual Report to Shareholders of Nalco Chemical Company, which is incorporated by reference in Nalco Chemical Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 9 of such Annual Report on Form 10-K.





Price Waterhouse


Chicago, Illinois
June 27, 1994